SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 31, 2007

AMERICAN COMMUNITY PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-14369 (Commission File Number)	52-2058165 (I.R.S. Employer Identification No.)

222 Smallwood Village Center
St. Charles, Maryland 20602
(Address of principal executive offices)(Zip Code)

(301) 843-8600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 31, 2007, American Community Properties Trust (“ACPT” or the “Company”) amended its Purchase and Development Agreements with U.S. Home Corporation, a subsidiary of Lennar Corporation (“Lennar”).  The amendment requires Lennar to purchase approximately 100 lots for a total base purchase price of $7.5 million.  The first 51 lots, with an aggregate base purchase price of approximately $3.8 million, were purchased on December 31, 2007 (“December 2007 Takedown”).  The remaining lots subject to the amendment are required to be purchased by Lennar on or before June 1, 2008 (the “Initial 2008 Takedown”).  The Company further agreed that upon settlement of the December 2007 Takedown, Lennar will have satisfied their lot takedown requirements for calendar year 2007, resulting in 78 lot sales to Lennar for an initial price of approximately $6.0 million.

The amendment reduces the final purchase price for the lots within the December 2007 and Initial 2008 Takedowns to 22.5% of the selling price of homes constructed on such lots, provided the final price for a lot is not less than $78,000 per single family building lot or $68,000 per townhome building lot.  Lots required to be purchased subsequent to the Initial 2008 Takedown will be governed by the terms of the previous agreement.

The complete text of the amendment is attached and filed as Exhibit 10.4 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Purchase Agreement
10.2	Development Agreement
10.3	First Amendment to Purchase Agreement
10.4	Second Amendment to Purchase Agreement and to Development Agreement
99.1	Press Release dated January 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMUNITY PROPERTIES TRUST
(Registrant)

Dated: January 4, 2008	By:/s/Matthew M. Martin
Matthew M. Martin Vice President and Chief Accounting Officer